SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 26, 2007

BOO KOO HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-50057	59-1019723
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4951 Airport Parkway, #660, Addison, Texas 75001
(Address of Principal Executive Offices)(Zip Code)

(972) 818-3862
Registrant’s Telephone Number

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On September 26, 2007, Boo Koo Holdings, Inc. (the "Company") completed the sale of an additional 2,450,750 shares of its common stock, no par value per share, at a price of $1.20 per share for gross proceeds of $2.9 million. The sale of the shares was made pursuant to the terms of the Securities Purchase Agreement (the "Securities Purchase Agreement") dated as of August 1, 2007 among the Company and the purchasers named therein (the "Purchasers"), under which the Purchasers had the right to purchase additional shares of common stock of the Company.

As previously announced, in August 2007, the Company sold a total of 6,252,595 shares of its common stock at a price of $1.20 per share for gross proceeds of approximately $7.5 million under the Securities Purchase Agreement. In addition, one of the Company’s shareholders converted the principal ($875,000), plus interest, remaining under a promissory note held by such shareholder at $1.20 per share. As a result, the Company sold an aggregate of 9,442,109 shares for a total of $11.3 million in connection with the financing. The Company incurred expenses which included, without limitation, commissions to the placement agents, legal and accounting fees, shell acquisition costs, and other miscellaneous expenses, of approximately $2.0 million in connection with the financing and the Company’s merger in August 2007. The Company intends to use the net proceeds from the financing for working capital and general corporate purposes, as well as to pay down debt.

In connection with the closing in September 2007, the Company issued warrants to purchase an aggregate of 98,029 shares (377,731 shares including the initial closing) of its common stock at an exercise price of $1.32 to the placement agents.

In August 2007, the Company and the Purchasers also entered into a Registration Rights Agreement, dated as of August 1, 2007 (the “Registration Rights Agreement”), under which the Company agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) to register the resale of the common stock issued in the financing by October 1, 2007 and to use reasonable best efforts to cause the registration statement to be declared effective within 105 days, or 150 days upon review by the SEC. If the registration statement is not declared effective by the SEC prior to November 14, 2007 (December 31, 2007 if the SEC reviews the registration statement) (or earlier in certain circumstances) or after such registration statement has been declared effective, sales thereunder may not be made, subject to certain exceptions, then the Company must pay liquidated damages to each investor in an amount equal to 1.0% of the portion of purchase price paid by each investor for each 30-day period or pro rata for any portion thereof following the date by which this registration statement should have been effective. In no event, however, will the Company be required to pay liquidated damages in excess of 10% of the total purchase price in connection with this provision.

On September 27, 2007, the Company issued a press release announcing the sale the additional shares of its common stock under the Securities Purchase Agreement. The full text of the press release is attached hereto as Exhibit 99.1.

All of the Purchasers represented that they were "accredited investors," as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), and the sale of the Shares was made in reliance on exemptions provided by Regulation D and Section 4(2) of the Securities Act.

The Company did not use any form of advertising or general solicitation in connection with the sale of the shares of its common stock. The shares will be non-transferable in the absence of an effective registration statement under the Securities Act, or an available exemption therefrom, and all certificates will be imprinted with a restrictive legend to that effect.

The description of the private placement described in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the form of Securities Purchase Agreement filed as Exhibit 10.5, and the form of Registration Rights Agreement filed as Exhibit 10.6 to the Current Report on Form 8-K (collectively, the "Transaction Documents") filed with the Securities and Exchange Commission on August 3, 2007, all of which are incorporated herein by reference. The forms of the Transaction Documents have been included to provide investors and security holders with information regarding their terms. They are not intended to provide any other factual information about the Company. The Transaction Documents contain certain representations, warranties and indemnifications resulting from any breach of such representations or warranties. Purchasers and security holders should not rely on the representations and warranties as characterizations of the actual state of facts because they were made only as of the respective dates of the Transaction Documents. In addition, information concerning the subject matter of the representations and warranties may change after the respective dates of the Transaction Documents, and such subsequent information may not be fully reflected in the Company’s public disclosures.

Item 9.01. Financial Statements and Exhibits.

(d)          Exhibits

   Exhibits

10.1
Securities Purchase Agreement, dated as of August 1, 2007, by and among Captech Financial Group, Inc. and the investors listed on the signature page thereto (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 3, 2007).

10.2
Registration Rights Agreement, dated as of August 1, 2007, by and among Captech Financial Group, Inc. and the investors on the signature page thereto (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 3, 2007).

99.1	Press release dated September 27, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BOO KOO HOLDINGS, INC.

Date: September 28, 2007	By:	/s/ Stephen C. Ruffini
Name: Title:		Stephen C. Ruffini Chief Financial Officer